Exhibit 10.17
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of November 7, 2008 by and between TEMPLE-INLAND INC., a Delaware corporation (the “Company”), and DOYLE R. SIMONS (the “Executive”).
     WHEREAS, the Company and the Executive currently are party to an Employment Agreement (the “Existing Agreement”) dated August 9, 2007; and
     WHEREAS, the Company and the Executive wish to clarify certain provisions in the Existing Agreement in regard to the pension benefits to be provided to the Executive upon certain terminations of employment.
     NOW, THEREFORE, in order to ensure that the Existing Agreement reflects their mutual understanding, the Company and the Executive hereby agree as follows:
     1. Section 5(c)(iii) is amended to read in its entirety as follows:
     (iii) (A) In addition to the benefits to which the Executive is entitled under any Pension Plan (as defined in subsection (c)(x) below (“Pension Plan”)) that is a defined benefit pension plan (including the Temple-Inland Retirement Plan and the Temple-Inland Supplemental Executive Retirement Plan (the “SERP”) and any successors thereto), the Company shall pay to the Executive on or as soon as practicable (but in any event within five (5) days) following the Date of Termination (or to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 409A Interest Rate) the 409A Payment Date) a lump sum amount, in cash, that is actuarially equivalent to the sum of (i) the additional pension benefits that the Executive would have accrued under such plans (x) assuming that the Executive remained employed for an additional two-year period (three-year period if the Severance Multiple is three) immediately following the Date of Termination and earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the applicable Pension Plan) during the two-year period (three-year period if the Severance Multiple is three) ending immediately prior to the Date of Termination, and (y) determined without regard to any amendment to any such Pension Plan made subsequent to any Change in Control (as defined in Appendix B hereto) and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder and (ii) the excess of (A) the Executive’s accrued benefit under the Pension Plan as of the Date of Termination over (B) the portion of such accrued benefit that is nonforfeitable as of the Date of Termination under the terms of the Pension Plan. For purposes of Article 4 of the SERP, the accrual rate shall be deemed to be 3 1/3% per year of service not in excess of 15 years. For purposes of this Section 5(c)(iii), “actuarial equivalent” shall be determined (x) using the same assumptions utilized under the applicable plan (or to the extent that the applicable plan does not provide the required assumptions, the assumptions provided under the SERP) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (y) on the basis of a straight life annuity (or other mandatory or default form of benefit) commencing at the date as of which the actuarial equivalent of such annuity or other form of benefit is greatest on or between the Date of Termination and the second anniversary (third anniversary if the Severance Multiple is three) of the Date of Termination; and (z) taking into account any early retirement subsidies associated with the applicable benefit (including in the case of the SERP, any early retirement subsidies that apply by reason of certain accrued benefits thereunder being determined by reference to the terms of the Temple-Inland Retirement Plan, or any successor thereto). If the Executive’s Date of Termination is two or more years (three or more years if the Severance Multiple is three) prior to the earliest early retirement date permitted under the applicable Pension Plan, the actuarial equivalent calculation described above in this subsection (c)(iii) shall reflect any early retirement subsidy as of such earliest early retirement age reduced on an actuarially equivalent basis to the date as of which the benefit is the greatest on or between the Date of Termination and the second anniversary (third anniversary if the Severance Multiple is three) of the Date of Termination.
          (B) Any amounts payable to the Executive in accordance with Section 8.1 of the SERP shall, notwithstanding anything to the contrary in such Section 8.1, be paid as soon as practicable after the Executive’s Termination of Employment (as defined in the SERP) and in all events not later that five days after Termination of Employment, but subject to Section 8.4 of the SERP (relating to delays in payment required under Section 409A of the Code).
     2. Section 5(c)(iv) is amended to read in its entirety as follows:
     (iv) In addition to the benefits to which the Executive is entitled under any Pension Plan that is a defined contribution or individual account plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto or credited thereunder by the Company on the Executive’s behalf during the two years (three years if the Severance Multiple is three) immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto or credits thereunder during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the applicable Pension Plan) during the two-year period (three-year period if the Severance Multiple is three) ending immediately prior to the Date of Termination, and (z) without regard to any amendment to the Pension Plan made subsequent to any Change in Control (as defined in Appendix B hereto) and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.
     3. A new Section 5(c)(x) is added immediately following Section 5(c)(ix) to read in its entirety as follows:
     (x) For purposes of this Agreement, “Pension Plan” shall mean any tax-qualified or non-qualified defined benefit pension plan, including supplemental or excess benefit pension plans maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with retirement benefits, and any tax-qualified or non-qualified defined contribution pension plan, including any supplemental or excess defined contribution or individual account plan maintained by the Company and any other defined contribution or individual account plan or agreement entered into between the Executive and the Company.
     4. Section 5(e) is amended by substituting “5(c)(i), (iii), (iv) and (v) hereof” for “5(c)(i), (iv) and (v) hereof” where the latter phrase appears and by substituting “5(c)(i), (iii), (iv) or (v) hereof” for “5(c)(i), (iv) or (v) hereof” in both places the latter phrase appears.
     5. Except as modified above, the Existing Agreement shall continue in effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

COMPANY TEMPLE-INLAND INC., a Delaware corporation
By:	/s/ E. Linn Draper, Jr.
	Name:	Dr. E. Linn Draper, Jr.
	Title:	Lead Director

EXECUTIVE
/s/ Doyle R. Simons
Doyle R. Simons

4